Exhibit 6.4

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

ANACAPA CA LLC,

MXY LICENSE HOLDINGS, LLC

HT RED LLC,

and

HIGHTIMES HOLDING CORP.

dated as of

November 1, 2022

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of November 1, 2022, is entered into between Anacapa CA LLC, a California limited liability company, and MXY License Holdings, LLC, a California limited liability company (collectively, the “Majority Seller” and wholly-owned subsidiaries of MXY Holdings, Inc., a Delaware corporation), HT Red LLC, a Delaware limited liability company, and (“Buyer”), and Hightimes Holding Corp., a Delaware corporation and the direct owner of 100% of the equity interests of Buyer (“Buyer Parent”).

RECITALS

WHEREAS, the Majority Seller collectively owns 84.075% of the issued and outstanding membership interests (the “Membership Interests”) in Sapphire Enterprises, LLC, a California limited liability company (the “Company”); and

WHEREAS, the Seller wishes to sell to Buyer, and Buyer wishes to purchase from the Seller, the Membership Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Majority Assignments, the Minority Assignments, and the Lock-Up Agreements.

“Assignments” has the meaning set forth in Section 2.03(b)(i).

“Balance Sheet” has the meaning set forth in Section 3.05.

“Balance Sheet Date” has the meaning set forth in Section 3.05.

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“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in Los Angeles, California, are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Parent Common Stock” means the Class A voting Common Stock, par value $0.0001 per share, of Buyer Parent.

“Buyer Parent Securities” has the meaning set forth in Section 3.19(a).

“Buyer Parties” has the meaning set forth in the preamble to Article IV.

“Cap” has the meaning set forth in Section 8.04(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Contingent Transactions” has the meaning set forth in the recitals.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Equity Consideration” has the meaning set forth in Section 2.02.

“Financial Statements” has the meaning set forth in Section 3.05.

“First Closing” has the meaning set forth in Section 2.04.

“First Closing Date” has the meaning set forth in Section 2.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Governmental Approval Contingency” has the meaning set forth in Section 5.08(a).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials, or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (c) capital lease obligations; (d) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (e) guarantees made by the Company or any Subsidiary on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (d); and (f) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (e).

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“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Indemnity Claim Determination” has the meaning set forth in Section 8.06(a).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (f) all other intellectual or industrial property and proprietary rights.

“IP Registrations” means all Intellectual Property that is subject to any issuance, registration, or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of each of Jordan Lam, Kevin Marrone, Neil Hammond, Billy Maddox, and Brett Carman, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.06.

“Lock-Up Agreement” means a Lock-Up Agreement, to be entered by and between Buyer Parent and each Seller, in the form attached hereto as Exhibit A.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Majority Seller” has the meaning set forth in the preamble.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or any of the Subsidiaries, or (b) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis.

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“Material Contracts” has the meaning set forth in Section 3.08.

“Membership Interests” has the meaning set forth in the recitals.

“MLK” has the meaning set forth in the recitals.

“MLK Membership Interests” has the meaning set forth in the recitals.

“Minority Sellers” means (i) Shad Moore, who owns 6.125% of all issued and outstanding membership interests in the Company, (ii) Karolina Beata Moore, who owns 6.125% of all issued and outstanding membership interests in the Company, and (iii) Osvaldo Rodriguez, who owns 3.675% of all issued and outstanding membership interests in the Company.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.09(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the First Closing Date and, with respect to any taxable period beginning before and ending after the First Closing Date, the portion of such taxable period beginning after the First Closing Date.

“Price Per Share” has the meaning set forth in Section 2.02.

“Purchase Agreements” has the meaning set forth in the recitals.

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property” means the real property owned, leased, or subleased by the Company, together with all buildings, structures and facilities located thereon.

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“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility, or fixture).

“Relevant Stock Price” means, as of any given time, if Buyer Common Stock is not then listed on a national stock exchange, the last price at which Buyer sold shares of Buyer Common Stock to third parties in a financing transaction or, if Buyer Common Stock is then listed on a national stock exchange, the average closing price for the twenty trading days immediately preceding the date of determination of the Relevant Stock Price.

“Representative” means, with respect to any Person, any and all directors or managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Restricted Business” means the ownership or operation of any business licensed by the State of California Bureau of Cannabis Control for the cultivation, production, distribution, delivery, or sale of cannabis and cannabis-related products within the State of California.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“SEC” has the meaning set forth in Section 3.19(a).

“Securities Act” has the meaning set forth in Section 3.19(a).

“Sellers” means, collectively, the Majority Sellers and the Minority Sellers.

“Escrow” means that certain escrow materials including the Equity Consideration and the Assignments placed into escrow held by Escrow Holder at the First Closing to be released upon the Second Closing.

“Escrow Holder” means SMB Law Group LLP, a Texas limited liability partnership.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the State of California.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

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Article II.

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Second Closing, the Majority Seller shall sell and shall cause the Minority Sellers to sell to Buyer, and Buyer shall purchase from the Sellers, directly or through one or more direct or indirect wholly-owned subsidiaries, all of the Sellers’ right, title, and interest in and to the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Membership Interests shall be Three Million dollars ($3,000,000) (the “Purchase Price”), payable to Sellers in the form of Buyer Parent Common Stock (the “Equity Consideration”) at a price per share of $11.00 (the “Price Per Share”), as set forth on Schedule 2.02, which shall be placed into Escrow within three (3) Business Days following the First Closing and released to Seller at the Second Closing.

Section 2.03 Transactions to be Effected at the First Closing.

(a) At the First Closing, Buyer and Buyer Parent shall deliver to the Escrow:

(i) the Equity Consideration;

(ii) the Majority Assignments, each duly countersigned by an authorized representative of the Buyer;

(iii) the Lock-Up Agreements, each duly countersigned by an authorized representative of the Buyer Parent;

(iv) all other agreements, documents, instruments, or certificates required to be delivered by Buyer at or prior to the First Closing pursuant to Section 7.03 of this Agreement.

(b) At the First Closing, the Majority Seller shall cause to be delivered to the Escrow:

(i) An assignment of the Membership Interests to Buyer in the form of Exhibit B hereto (collectively, the “Majority Assignments”), duly executed by the Majority Seller within three (3) Business Days following the First Closing;

(ii) a Lock-Up Agreement with the Majority Seller, duly executed by the Majority Seller;

(iii) all other agreements, documents, instruments, or certificates required to be delivered by the Seller at or prior to the First Closing pursuant to Section 7.02 of this Agreement.

Section 2.04 First Closing. Subject to the terms and conditions of this Agreement, the First Closing contemplated hereby shall take place at a closing on October 31, 2022 (the “First Closing”) to be conducted remotely by exchange of documents and signatures (or their electronic counterparts), after the last of the conditions to First Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the First Closing Date), or at such other time or on such other date or at such other place as the Seller and Buyer may mutually agree upon in writing (the day on which the First Closing takes place being the “First Closing Date”).

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Section 2.05 Transactions to be Effected at the Second Closing.

(a) At the Second Closing, Majority Seller shall cause the Minority Sellers to deliver to Buyer:

(i) an assignment of the Membership Interests of the Minority Sellers to Buyer in the form of Exhibit B hereto (collectively, the “Minority Assignments”), duly executed by each applicable Minority Seller; and

(ii) a Lock-Up Agreement with each Minority Seller, duly executed by the applicable Minority Seller;

(b) At the Second Closing, Buyer shall deliver to the Sellers:

(i) the Minority Assignments, duly countersigned by Buyer.

(ii) the Lock-Up Agreements with each Minority Seller, duly countersigned by Buyer.

(c) At the Second Closing, Escrow shall release:

(i) to each of the Buyer and Majority Seller those documents placed into Escrow by the other party;

(ii) to Buyer, the Assignments

(iii) to the Sellers, the Equity Consideration.

Section 2.06 Second Closing. Subject to the terms and conditions of this Agreement, the Second Closing contemplated hereby shall take place at a closing within 3 days of that date upon which all approvals, consents and waivers that are listed on Section 3.04 of the Disclosure Schedules, including the Governmental Approval Contingency, shall have been received (the “Second Closing”).

Section 2.07 Section 2.07 Withholding Tax. Neither Buyer nor the Company shall be entitled to deduct any withhold from the Purchase Price for Taxes.

Section 2.08 Inventory Count. No more than three (3) days prior to First Closing, a physical count of all inventory owned by the Company shall be carried out by representatives of each of the Company and the Buyer. The representatives of each of the Company and the Buyer shall attempt, in good faith, to resolve any disputes which may arise during the physical count of the inventory. Upon completion of the physical count of the inventory, the representatives of each of the Company and the Buyer shall agree upon and execute a statement setting forth the final physical count of the inventory as agreed in good faith between the Company and the Buyer.

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Article III.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, and except to the extent such would have less than a Material Adverse Effect, the Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of the Seller. Each Seller that is a business organization is duly organized, validly existing and in good standing under the Laws of the state of organization of such Seller. Each Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any Ancillary Document to which each such Seller is a party, the performance by each Seller of its obligations hereunder and thereunder, and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid, and binding obligation of the Sellers enforceable against each such Seller in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. When each Ancillary Document to which any Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 3.02 Organization, Authority and Qualification of the Company.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. The Company is licensed or qualified to do business only in the State of California. All limited liability company actions taken by the Company in connection with this Agreement and the other Ancillary Documents will be duly authorized on or prior to the First Closing.

(b) The Company has no Subsidiaries.

Section 3.03 Capitalization.

(a) The Sellers are record owners of and have good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid, and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

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(b) The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company, or any other agreement, arrangement, or commitment to which any Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements, or commitments of any character relating to any membership interests in the Company, or obligating any Seller or the Company, to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04 No Conflicts; Consents. Except for and subject to consents required by all applicable governmental authorities and except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity, the execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller or the Company; (c) except as set forth in Section 3.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller or the Company is a party or by which any Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for and subject to consents required by all applicable governmental authorities, and such filings as may be set forth on Section 3.04 of the Disclosure Schedules.

Section 3.05 Financial Statements. Complete copies of the Company’s unaudited consolidated balance sheets and the related statements of income and retained earnings, members’ equity, and cash flow as of and for the each of the fiscal years ended December 31, 2019, 2020, and 2021, and an unaudited balance sheet and related statements of income and retained earnings, members’ equity, and cash flow as of the and for the end of each fiscal quarter ended March 31, June 30, and September 30, 2022 (the “Financial Statements”), are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company, on a consolidated basis, as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of August 31, 2022, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

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Section 3.06 Undisclosed Liabilities. The Company does not have any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Company’s Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.07 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a) event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents of the Company;

(c) split, combination, or reclassification of any membership interests in the Company;

(d) issuance, sale, or other disposition of, or creation of any Encumbrance on, any membership interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any membership interests in the Company;

(e) declaration or payment of any distributions on or in respect of any membership interests in the Company or redemption, purchase, or acquisition of the Company’s outstanding membership interests;

(f) material change in the Company’s cash management practices and any of their policies, practices, and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g) entry into any Contract that would constitute a Material Contract;

(h) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i) transfer, assignment, sale, or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(j) material damage, destruction, or loss (whether or not covered by insurance) to its property;

(k) any capital investment in, or any loan to, any other Person;

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(l) acceleration, termination, material modification to or cancellation of any Material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(m) any material capital expenditures;

(n) imposition of any Encumbrance upon any of the properties or assets, tangible or intangible, of the Company;

(o) adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(p) purchase, lease, or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum), or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(q) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock, or other equity of, or by any other manner, any business or any Person or any division thereof;

(r) action by the Company to make, change, or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(s) any Material Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08 Material Contracts. Prior to the date hereof, the Company has provided to Buyer complete and correct copies of all material Contracts to which the Company is a party. “Material Contract” means, each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice. Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. Neither the Company nor, to the Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect or has provided or received any notice of any intention to terminate, any Material Contract. To the Knowledge of the Company and the Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

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Section 3.09 Title to Assets; Real Property.

(a) The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Company’s Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity and except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable;

(ii) mechanics, carriers’, workmen’s, repairmen’s, or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent, and which are not, individually or in the aggregate, material to the business of the Company;

(iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(iv) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.09(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no Actions pending nor, to the Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(c) Except as set forth on Disclosure Schedule Section 3.09(c), neither the Company nor any of its Affiliates has engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any Real Property for the purpose of manufacturing, generating, handling, storing, transferring, treating or disposing of, or in any way involving release of, any Hazardous Materials on, under, in or about any Real Property; and (ii) no Hazardous Materials have been released on, into, upon or about any Real Property, and to the Sellers’ Knowledge, no Hazardous Materials have migrated from or to any adjacent properties.

Section 3.10 Condition of Assets. To the Knowledge of Sellers, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

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Section 3.11 Intellectual Property. The Company does not hold any IP Registrations or any Intellectual Property and any and all other license agreements held by the Company from the Sellers or any Affiliate of Sellers are hereby and forever canceled and of no further force or effect.

Section 3.12 Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Company.

Section 3.13 Accounts Receivable. The accounts receivable reflected on the Balance Sheet of the Company and the accounts receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) to the Sellers’ Knowledge constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 3.14 Legal Proceedings; Governmental Orders. Except as set forth in Section 3.14 of the Disclosure Schedules, there are no Actions pending or, to the Sellers’ Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against any Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, any Seller, or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting the Company, or any of its properties or assets.

Section 3.15 Compliance With Laws; Permits. The Company has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties, or assets. All Permits required for the Company to conduct their business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Copies of all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration, have been provided to Buyer prior to the date hereof. To the Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any such Permit.

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Section 3.16 Employee Benefit Matters.

(a) Prior to the date hereof, the Company has made available to Buyer true and correct copies of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of each such Company or any spouse or dependent of such individual, or under which the Company or any of their ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”).

(b) Each Benefit Plan can be amended, terminated, or otherwise discontinued after the First Closing in accordance with its terms, without material liabilities to Buyer Parties, the Company, or any of their Affiliates, other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(c) There is no pending or, to the Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(d) There has been no amendment to, announcement by any Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any manager, officer, employee, independent contractor or consultant, as applicable. None of the Sellers, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement.

(e) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(f) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

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(g) Section 3.16(g) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors, or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the date hereof have been paid in full, and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses, or fees.

Section 3.17 Taxes.

(a) All Tax Returns required to be filed on or before the First Closing Date by the Company has been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member, or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) The Company is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(d) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(e) At all times since January 1, 2020, the Company has made an election to be treated as a C-corporation for US federal, state, local, or foreign tax purposes.

Section 3.18 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Sellers.

Section 3.19 Equity Consideration.

(a) The Equity Consideration (collectively, the “Buyer Parent Securities”) are or shall be restricted securities and have not been registered for resale under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be sold, transferred, hypothecated, or assigned by any of the Sellers in the absence of a registration statement covering such Buyer Parent Securities that has been declared effective by the Securities and Exchange Commission (“SEC”) or the availability of an applicable exemption therefrom. For clarity, other than the Lock-up Agreement, there are no separate restrictions other than the stock having been issued in a private transaction, thereby making the shares restricted for Rule 144 purposes. If the Buyer Parent lists its shares on any public exchange, at Seller’s election, Buyer shall: (i) if registration occurs after the First Closing, ensure Seller’s Equity Consideration is registered, or (ii) if registration occurs before the First Closing, pay the Equity Consideration in registered shares.

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(b) The Sellers are knowledgeable, sophisticated, and experienced investors and have sufficient knowledge and experience in evaluating and making, and are qualified to evaluate and make, decisions with respect to private investments in and dispositions of securities, including investments in and dispositions of securities issued by Buyer Parent and Persons engaged in similar activities, and is capable of evaluating the risks and merits associated with the Buyer Parent Securities.

(c) The Sellers are “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act.

(d) The Sellers have had the opportunity to seek independent legal, investment, and tax advice in connection with each Seller’s decision to acquire its share of the Buyer Parent Securities.

(e) The Sellers are acquiring the Buyer Parent Securities for investment purposes only and not with a view toward the immediate resale or distribution thereof. The Sellers acknowledge that, as a result of the substantial restrictions on the transferability of its share of Buyer Parent Securities, each such Seller will be required to bear the financial risks of an investment in such capital stock for an indefinite period of time.

(f) The Sellers have reviewed the reports filed with the SEC by Buyer Parent and has received and reviewed a draft of Buyer Parent’s Form 1-K for fiscal year 2019, to be filed with the SEC pending completion of the Company’s audit procedures. The Sellers understand the risks of their investment in Buyer Parent. The Sellers acknowledge and agree that it has had sufficient time and opportunity to ask questions and receive answers from Buyer Parent concerning the terms of the issuance of Buyer Parent Securities pursuant to this Agreement and to obtain any additional information required by or pursuant to the Securities Act.

Section 3.20 Full Disclosure. No representation or warranty by the Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV.

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer and Buyer Parent (collectively, the “Buyer Parties”) represent and warrant to Sellers, jointly and severally, that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Buyer Party has full power and authority to enter into this Agreement and the Ancillary Documents to which such Buyer Party is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer Parties of this Agreement and any Ancillary Document to which either is a party, the performance by either Buyer Party of its obligations hereunder and thereunder and the consummation by the Buyer Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer Parties. This Agreement has been duly executed and delivered by the Buyer Parties, and (assuming due authorization, execution, and delivery by the Sellers), this Agreement constitutes a legal, valid, and binding obligation of the Buyer Parties enforceable against the Buyer Parties in accordance with its terms. When each Ancillary Document to which either Buyer Party is or will be a party has been duly executed and delivered by the applicable Buyer Party (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Buyer Party enforceable against it in accordance with its terms.

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Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by the Buyer Parties of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Buyer Parties; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Buyer Parties; or (c) require the consent, notice, or other action by any Person under any Contract to which either Buyer Party is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Buyer Parties in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03 Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. Buyer has had the opportunity to seek independent legal, investment, and tax advice in connection with Buyer’s decision to acquire the Sellers’ Membership Interests. Buyer is a knowledgeable, sophisticated, and experienced investor and has sufficient knowledge and experience in evaluating and making, and is qualified to evaluate and make, decisions with respect to private investments in and dispositions of securities, including investments in and dispositions of Membership Interests of Sellers’ and Persons engaged in similar activities, and is capable of evaluating the risks and merits associated with the Sellers’ Membership Interests.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Buyer Parties.

Section 4.05 Legal Proceedings. There are no Actions pending or, to the Buyer Parties’ knowledge, threatened against or by the Buyer Parties or any Affiliate of the Buyer Parties that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

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Section 4.06 Full Disclosure. No representation or warranty by the Buyer Parties in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Sellers pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article V.

COVENANTS

Section 5.01 Conduct of Business Prior to the First Closing. From the date hereof until the First Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), the business of the Company will be carried on by Buyer pursuant to a Management Services Agreement substantially in the form attached hereto as Exhibit C.

Section 5.02 Access to Information. From the date hereof until the Second Closing, the Sellers shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Sellers and the Company to cooperate with Buyer in its investigation of the Company.

Section 5.03 No Solicitation of Other Bids.

(a) The Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Sellers shall immediately cease and cause to be terminated and shall cause their Affiliates (including the Company and any Subsidiary) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, or other business combination transaction involving the Company; (ii) the issuance or acquisition of membership interests in the Company; or (iii) the sale, lease, exchange, or other disposition of any significant portion of any of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.03, the Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or any Seller or its or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

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(c) The Sellers agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the First Closing, the Sellers shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Sellers hereunder not being true and correct or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Sellers’ Knowledge, threatened against, relating to, or involving or otherwise affecting any Seller, the Company, or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.14 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Resignations. Sellers shall deliver to Buyer written resignations, effective as of the First Closing Date, of the officers and managers of the Company.

Section 5.06 Confidentiality. From and after the First Closing, the Buyer Parties, on the one hand, and the Sellers, on the other hand, shall, and shall cause its or their Affiliates to, hold, and shall use its or their reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all confidential information disclosed by the other party, whether written or oral, except to the extent that the such information: (a) is generally available to and known by the public through no fault of such party, any of its Affiliates, or their respective Representatives; (b) was known by such party or its Affiliates or Representatives prior to disclosure by the other party, (c) is lawfully acquired by such party, any of its Affiliates, or their respective Representatives from and after the First Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation, or (d) is developed by such party, Affiliates, or their respective Representatives without reference to or use of the other party’s confidential information. If any party or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such party shall promptly notify the other party in writing and shall disclose only that portion of such information that such party is advised by its counsel in writing is legally required to be disclosed; provided, however, that such party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 5.07 Non-Solicitation.

(a) During the Restricted Period, the Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit any employee of the Company or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, further that nothing in this Section 5.07(b) shall prevent any Seller or any of its Affiliates from directly soliciting (i) any employee whose employment has been terminated by the Company or Buyer, or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(b) During the Restricted Period, the Majority Seller shall not, and shall not permit any of its Affiliates (other than the Minority Sellers) to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or Buyer within the Territory, or potential clients or customers of the Company or Buyer within the Territory, for purposes of diverting their business or services within the Territory from the Company or Buyer.

(c) The Sellers acknowledge that a breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) The Sellers acknowledge that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08 Governmental Approvals and Consents.

(a) Promptly following the date hereof, Buyer and the Sellers shall reasonably cooperate to cause the Company, as promptly as possible, make, or cause or be made, all filings and submissions required by Law for the approval of the transactions contemplated hereby from each of the relevant jurisdictions, including the City of Lynwood, which approval shall be documented in a written instrument reasonably acceptable to Buyer (the “Governmental Approval Contingency”), and to provide notice following the Second Closing to the State of California Department of Cannabis Control office. Each of the parties party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

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(b) The Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter, or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Sellers or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance, or contact.

(e) Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the First Closing Date, any assets, businesses or interests of Buyer, the Company, or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

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Section 5.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by the Sellers prior to the First Closing, or for any other reasonable purpose, for a period of five (5) years after the First Closing, Buyer shall (i) retain the books and records (including personnel files) of the Company relating to periods prior to the First Closing in a manner reasonably consistent with the prior practices of the Company; and (ii) upon reasonable notice, afford the Sellers reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the First Closing, or for any other reasonable purpose, for a period of five (5) years following the First Closing, the Sellers shall (i) retain the books and records of such Seller that relate to the Company and its operations for periods prior to the First Closing; and (ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) None of Buyer, on the one hand, nor the Sellers, on the other hand, shall be obligated to provide the other with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10 Closing Conditions. From the date hereof until the Second Closing, each party hereto shall, and the Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.11 Further Assurances. Following the First Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute, and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Article VI.

TAX MATTERS

Section 6.01 Tax Treatment. The parties intend for the transactions described herein to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code. Each of the parties shall use its reasonable best efforts to cause the transactions to qualify as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code, and will not take, or will not agree to take, any action that would prevent the Transaction from so qualifying. Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of the parties shall report the Transaction for U.S. federal income tax purposes as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code.

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Article VII.

CONDITIONS TO THE SECOND CLOSING

Section 7.01 Conditions to Obligations of All Parties at the Second Closing. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Second Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining, or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of the Buyer at the Second Closing. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Buyer’s waiver, at or prior to the Second Closing, of each of the following conditions:

(a) Buyer shall have received a certificate of each Company certifying that attached thereto are true and complete copies of all resolutions adopted by Company or parent of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(b) The representations and warranties of the Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.05, Section 3.14 (other than with respect to the Company), and Section 3.18 shall be true and correct in all respects on and as of the date hereof and on and as of the Second Closing Date with the same effect as though made at and as of such date.

(c) No Action shall have been commenced against Buyer Parties, the Sellers, the Company, or any Subsidiary that would prevent the Second Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.04 of the Disclosure Schedules, including the Governmental Approval Contingency, shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Second Closing.

(e) The Majority Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the California Secretary of State or similar Governmental Authority and the Franchise Tax Board of the State of California.

(f) The Majority Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that the Seller is not a foreign person within the meaning of Section 1445 of the Code.

(g) The Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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Section 7.03 Conditions to Obligations of the Seller at the Second Closing. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers’ waiver, at or prior to the Second Closing, of each of the following conditions:

(a) No Action shall have been commenced against Buyer Parties, the Sellers, the Company, or any Subsidiary that would prevent the Second Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(b) The representations and warranties of Buyer contained in Section 4.01, Section 4.04, Section 4.05 and Section 4.06 shall be true and correct in all respects on and as of the date hereof and on and as of the Second Closing Date with the same effect as though made at and as of such date.

(c) Sellers shall have received a certificate of each of Buyer Parties certifying that attached thereto are true and complete copies of all resolutions adopted by Buyer Parties authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(d) Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article VIII.

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the First Closing and shall remain in full force and effect until the date that is twelve (12) months from the First Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.18, Section 4.01, and Section 4.04 shall survive until the expiration of the applicable statute of limitations date. All covenants and agreements of the parties contained herein shall survive the First Closing for one (1) year. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By the Sellers. Subject to the other terms and conditions of this Article VIII, the Sellers, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Sellers pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the First Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date) having a Material Adverse Effect on Buyer Parties;

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(b) any material breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement having a Material Adverse Effect on Buyer Parties;

(c) any material Indebtedness of the Company outstanding as of the First Closing to the extent not paid by the Sellers prior to the First Closing; or

(d) any Losses incurred by the Company in connection with any disputes with lenders of the Company that exist prior to the First Closing or disputes with lenders of the Company arising after the First Closing but only if and to the extent such disputes are derived from and based upon acts or omissions of the Sellers prior to the First Closing, including the existing legal dispute with 2567423 Ontario, Inc. v. MXY Holdings, Inc., et. al.; AAA Case 01-21-0018-1992.;

Section 8.03 Indemnification By Buyer Parties. Subject to the other terms and conditions of this Article VIII, Buyer Parties shall indemnify and defend each of the Sellers and their Affiliates and respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of third party claims resulting from:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer or Buyer Parent contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer or Buyer Parent pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the First Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date) having a Material Adverse Effect on the Company or the Sellers;

(b) any material breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer Parties pursuant to this Agreement having a Material Adverse Effect on Company or the Sellers.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) No Seller shall be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until all Losses in respect of all of the Sellers’ indemnification obligations under Section 8.02(a) exceeds $50,000 (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.02(a) shall not exceed $450,000 (the “Cap”).

(b) Buyer Parties shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer Parties shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer Parties shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

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(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.05, Section 3.14, Section 3.17, Section 3.18, Section 4.01, Section 4.04, and Section 4.05 for which such Losses under the same sections of all of the Purchase Agreements shall be capped, in the aggregate, at the Purchase Price; subject to Section 8.06 with respect to any claim brought by any Buyer Indemnitee against the Sellers.

(d) Notwithstanding anything to the contrary herein, none of the limitations set forth in Section 8.04(a) and Section 8.04(b) shall apply to fraud or willful misconduct of any party.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense, unless the Indemnifying Party is a Seller, and such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

Section 8.06 Payments.

(a) Upon settlement or adjudication of any claim for indemnification brought by any Buyer Indemnitee against the Sellers pursuant to this Article VIII (an “Indemnity Claim Determination”), such Losses shall be satisfied through a cancellation of such number of shares of Buyer Common Stock held by the Sellers equal to the quotient obtained by dividing (i) the aggregate amount of Losses (subject to the Cap, as applicable), by (ii) the Relevant Stock Price. For Clarity, without limitation, under no circumstances shall Sellers have any liability to pay cash or any other consideration over and above the Equity Consideration to satisfy any claim under this Agreement; provided, however, that in the event that there is an indemnifiable Loss hereunder and all or any of the Equity Consideration is no longer owned by Sellers, Sellers shall be liable to deliver shares of Buyer Parent Common Stock or cash in an amount equal to the Relevant Stock Price multiplied by the number of shares of Buyer Parent Common Stock no longer held by Sellers. In the event that not all Sellers are found liable in connection with such Indemnity Claim Determination, such Losses shall be paid only by those Sellers found liability in connection therewith on a pro rata basis. Such cancellation of Buyer Common Stock shall be effective immediately following the applicable Indemnity Claim Determination without any action required on the part of any Seller. Solely for purposes of this Section 8.06(a), the Sellers hereby irrevocably constitute and appoint Buyer, with full power of substitution and re-substitution, as its/his/her true and lawful attorney to transfer shares of Buyer Common Stock subject to this Section 8.06(a) on the books and records of Buyer.

(b) Upon an Indemnity Claim Determination against any Buyer Indemnitee, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such Indemnity Claim Determination by wire transfer of immediately available funds.

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Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was, or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09 Exclusive Remedies. Subject to Section 5.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against any other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal, or intentional misconduct.

Article IX.

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Second Closing:

(a) by the mutual written consent of the Majority Seller, on the one hand, and Buyer, on the other hand;

(b) by Buyer by written notice to the Majority Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant, or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by such Seller(s) within ten (10) days of the Majority Seller’s receipt of written notice of such breach from Buyer; or

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(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2023, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Second Closing;

(c) by the Majority Seller by written notice to Buyer if:

(i) the Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from the Majority Seller ; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2023, unless such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Second Closing; or

(d) by Buyer or the Majority Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in this Article IX, Section 5.06, and Article X hereof; and that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article X.

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not either of the Closings shall have occurred.

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Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Majority Seller:	At the address set forth under Majority Seller’s name on the Signature Pages appended hereto

If to Buyer:	Hightimes Holding Corp. 2110 Narcissus Ct. Venice, CA 90291 Phone: +1 (844) 933-3287 Email: paul@hightimes.com Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):	SMB Law Group LLP Attention: Kevin Henderson, Esq. 217 S. Cedar Ave. Tampa, FL 33606 Phone: +1 (972) 845-8850 Email: kevin@smblaw.group

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits, and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder. Any assignment in violation of this provision shall be null and void ab initio.

Section 10.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express, or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Purchase Agreement shall be governed by, and construed in accordance with, the laws and regulations of the State of California without regard to any law or principle that otherwise would cause the application of any law(s) of any other state or jurisdiction. Any dispute among the parties which cannot be settled by mutual agreement shall be subject to final and binding arbitration before a retired judge in accordance with the JAMS dispute resolution system located in Los Angeles, California. The losing party in any such arbitration shall bear 100% of the costs of such arbitration. The decision of the arbitrator shall be final and binding on the parties hereto and may be enforced by the prevailing party in any court of competent subject matter jurisdiction located in Los Angeles County, State of California. Each party consents to the venue, and the personal jurisdiction over such Party, of such court located in Los Angeles County, State of California, in (or with respect to) any such action, suit, claim, or cause of action. Further, each party waives any and all arguments, motions, and other objections that any court located in Los Angeles County, State of California, is an inconvenient forum (forum non conveniens) for any such action, suit, claim or cause of action.

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MAJORITY SELLER:

ANACAPA CA LLC,
a California limited liability company

By:	/s/ Jordan Lams
Name:	Jordan Lams
Title:	Chief Executive Officer

MXY LICENSE HOLDINGS LLC,
a California limited liability company

By:	/s/ Jordan Lams
Name:	Jordan Lams
Title:	Chief Executive Officer

[Signature page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

HT RED LLC.,
a Delaware limited liability company

By:	/s/ Paul Henderson
Name:	Paul Henderson
Title:	Chief Executive Officer

BUYER PARENT:

HIGHTIMES HOLDING CORP.,
a Delaware corporation

By:	/s/ Paul Henderson
Name:	Paul Henderson
Title:	Chief Executive Officer

[Signature page to Membership Interest Purchase Agreement]

EXHIBIT A

Form of Lock-Up Agreement

(see attached)

EXHIBIT B

Form of Assignment

(see attached)

EXHIBIT C

Form of Management Services Agreement

(see attached)